CERTIFICATE RE: RESOLUTION OF THE BOARD OF DIRECTORS
                                       OF
                          ABN AMRO NORTH AMERICA, INC.

         I, Carol L. Tenyak, Assistant Secretary of ABN AMRO North America, Inc. (the "Corporation" or "AANA"), do hereby certify that the Board of Directors of the Corporation, by unanimous consent of directors in lieu of meeting dated as of April 10, 1996, adopted the following resolutions, which remain in full force and effect at this date:

         RESOLVED, that any two of the following officers: the Chairman of the Board; any Vice Chairman; the President; the Chief Executive Officer; the Chief Operating Officer; the Chief Financial Officer; the Treasurer; the Controller; any Executive Vice President; any Group Senior Vice President; any Senior Vice President; any Group Vice President; any First Vice President; any Vice President; any Assistant Vice President; any Senior Managing Director; any Managing Director; any Director; any General Counsel; any Associate or Assistant General Counsel; any Counsel; any Assistant Counsel and any other officer of the Corporation designated by any of the foregoing officers, acting together, are authorized in their discretion, to do or perform any or all corporate and official acts in carrying on the business of the Corporation, and they are hereby empowered in their discretion to appoint all necessary agents and attorneys; also, to make, execute and acknowledge all deeds, conveyances, mortgages, releases, leases, agreements, contracts, bills of sale, assignments, powers of attorney, or of substitution, proxies, certificates, declarations, receipts, discharges, satisfactions, settlements, petitions, schedules, accounts, affidavits, indemnity bonds and other instruments in writing in connection with the purchase, sale, mortgage, exchange, lease, assignment, transfer, management or handling in any way of any property, real or personal, of any description, held or controlled by the Corporation, and either the secretary, or any assistant secretary is authorized to attest and affix the corporate seal to any and all instruments in writing, requiring such attestation, or which are executed under seal. The enumeration of particular powers in this resolution shall not restrict or be taken to restrict in any way, the general powers and authorities otherwise given to said officers or any of them.

         FURTHER RESOLVED, that the foregoing resolution shall supersede all prior resolutions establishing officer signing authority and shall remain in effect until revoked or rescinded by further action of this board of directors.

         FURTHER RESOLVED, that any of the above-named officers is authorized to certify to third parties the adoption and continuing effect of the foregoing resolutions on forms approved from time to time by the Secretary or an Assistant Secretary of the Corporation.

         I further certify that the following persons hold the titles in the Corporation indicated below and are therefore authorized to act for and on behalf of the Corporation pursuant to the foregoing resolutions, and that the specimen signatures of such officers appear below:


 /s/ Willie J. Miller, Jr.              /s/  Kirk P. Flores
--------------------------------       -------------------------------
Name:   Willie J. Miller, Jr.          Name:  Kirk P. Flores
Title:  Executive Vice President       Title: Senior Vice President and
         and Secretary                         Assistant Secretary

Witness my hand this 8th day of August, 2002.


  /s/ Carol L. Tenyak
------------------------------
Name:    Carol L. Tenyak
Title:   Assistant Secretary

                                        Approved as to form 4/96: Kirk P. Flores
                                                             Assistant Secretary